Exhibit 3.1

The State of Israel

Ministry of Justice

Corporations Authority – Registrar of Companies and Partnerships

Articles of Association

Of NeuroSense Therapeutics Ltd.

(hereinafter: the “Company”)

1.	Private Company – The Company is a private Company, as defined in the Companies Law 5759- 1999 (hereinafter the “Law”).

2.	Donations – The Company may donate a reasonable amount for an appropriate purpose, even if the donation is not within the framework of business considerations as mentioned.

3.	The Purpose of the Company – The purpose of the Company is to engage in any legal engagement.

4.	Limit of Liability – The liability of the shareholders in the Company is limited, each to the full payment of the amount that he undertook to pay for the par value of the shares issued to him.

5.	The Share Capital – The registered share capital of the Company is NIS 10,000, divided into 10,000,000 ordinary shares, of a par value of 0.001 each.

6.	Issuing Shares and other Securities

6.1.	Redeemable Securities - The Company’s Board of Directors may issue redeemable securities, which have rights and are subject to conditions, as shall be determined by the Board of Directors.

6.2.	Forfeiture - The Board of Directors may forfeit a share that the Company issued if its consideration, in whole or in part, was not paid in accordance with the terms of the issuance.

6.3.	Preemptive Right –

The Company’s Board of Directors will first offer the new securities to shareholders holding more than 3% of the Company’s issued and paid-up share capital (each hereinafter: “Material Shareholder”), on equal terms and in accordance with the relative share of each Material Shareholder in the Company’s issued share capital. The offer will be made in writing, detailing the number of new securities to be issued to that same Material Shareholder, the price required for them and the terms of payment.

6.3.1.	Each Material Shareholder shall have fourteen (14) days from the date of sending the notice to notify to the Company of his consent to purchase, in whole or in part, the new securities at the price and under the conditions set forth in the notice, and this is by giving a written notice to the Company and indicating the quantity of the new shares he wishes to purchase. Such notice shall constitute a binding agreement on the part of the shareholder for the purchase of the quantity specified in his notice. The shareholder’s failure to notify, within 14 days from the date of receipt of the notice from the Company as stated in this section, of his intention to exercise the purchase will constitute a waiver of his right according to this section. All shareholders will be entitled to purchase securities up to the amount of their relative share in the issued share capital of the Company.

6.3.2.	After completion of the procedure of the right of offer as stated above, the Company will have ninety (90) days to enter into an agreement for the sale or issue of the new securities in respect of which the said right has not been exercised, at a price and under conditions not exceeding (as far as the purchaser is concerned) those set forth in the Company’s notice to the shareholders in accordance with this section 6.3. If the Company has not acted in accordance with the aforesaid within (90) days, the Company will not issue or sell any new securities without offering the said securities again to the shareholders entitled thereto in the manner set forth in this section 6.3.

6.3.3.	Any Material Shareholder shall be entitled to distribute and allot the new securities to permitted transferees (as this term is defined hereafter), provided that that Material Shareholder receives the Company’s approval to such an allotment, which shall not be refused except for reasonable reasons.

“New Securities” means any share or security of the Company whether from the registered or issued capital of the Company, any right to purchase shares or other securities of the Company or any right to receive in any other way shares or securities of the Company, securities convertible into shares, or any other similar right however new securities shall not include shares issued or designated to be issued to employees, directors and/or consultants of the Company and/or subsidiaries, shares issued as a result of a split in the share capital or grant of bonus shares.

7.	Transfer of the Company’s Shares - The transfer of shares in the Company will require the approval of the Board of Directors. The Board of Directors will not object to the transfer of shares except for reasonable reasons. A transfer of shares will not be registered unless a transfer deed of the shares has been submitted to the Company, in the form to be determined by the Board of Directors. The Board of Directors will not be required to discuss such transfer approval unless and to the extent that it has been presented with the relevant data and documents to its complete satisfaction.

8.	Bearer Share Deed - The Company will not issue bearer share deeds which indicate that their bearers hold rights in the shares set forth in them.

9.	The Meeting of the Shareholders

9.1.	The Company is not required to hold an annual General Meeting, except to the extent necessary for the appointment of an auditor in which case an annual General Meeting will be convened to discuss his appointment and/or the terms of his engagement and/or the termination of his office and/or his replacement with another.

9.2.	If no annual General Meeting is convened in a particular year, the Company shall send to its shareholders, no later than on the last date required for convening the annual General Meeting, financial statements as stated in section 172 of the law.

9.3.	At the General Meetings, resolutions will be discussed and adopted on matters related to the authority of the General Meeting according to section 57 of the law.

9.4.	The Company’s Board of Directors may summons a special meeting in accordance with its decisions and it must do so at the request of one or more directors and/or shareholders in the Company, who hold at least 10% of the issued share capital of the Company.

9.5.	If the Board of Directors of the Company has not summoned a special meeting as required by a director of the Company and/or a shareholder according to these Articles of Association, the person demanding the meeting may convene it according to the provisions of section 64 of the Law.

9.6.	At least seven days before the date of the meeting but not more than forty-five days before the date of the meeting, except for the day of delivery and including the day of the meeting (unless the Company’s board has decided on a longer period), the Company will notify of the meeting to anyone entitled to receive such notices from the Company, except if all shareholders entitled to receive an invitation have agreed to waive such prior notice. The notice shall specify the place, day and time when the meeting will take place and the nature of any matter included in the agenda with reasonable detail in the opinion of the Chairman of the Board of Directors. Notwithstanding the aforesaid, in any meeting whose agenda will include a change of these Articles of Association, the wording of the proposed change will be set forth in the notice. The notice will be delivered in the manner stated hereafter or in a manner determined by the Company at the General Meeting. Notwithstanding the aforesaid it is clarified that the fact that someone did not receive a notice will not disqualify the proceedings of the General Meeting.

9.7.	Only the following are entitled to receive notice from the Company of convening a General Meeting:

●	Any shareholder in the Company, including holders of share deeds, except for shareholders who have no address in Israel and have not given the Company an address in Israel to notify them.

●	Anyone who has a right to a share due to the death or bankruptcy of a member who would have been entitled to be notified of the meeting had he not died or gone bankrupt.

●	An auditor appointed as mentioned in accordance with these Articles of Association, in any case of a General Meeting at which financial reports will be discussed in respect of which the auditor conducted an audit.

9.8.	The agenda of the General Meeting shall be determined by the Board of Directors and it shall also include matters for which the convening of a special meeting is required according to these Articles of Association, as well as an issue that one or more shareholders, who have at least 1% of the voting rights at the General Meeting, shall request to include in the agenda of the General Meeting that will be convened in the future, provided that this issue merits a discussion at the General Meeting.

9.9.	At the General Meeting, resolutions will be adopted on issues that will be set forth in the agenda only.

9.10.	No matter shall be discussed at the General Meeting unless a legal quorum is present at the opening of the meeting. Subject to a provision otherwise in these Articles of Association, the legal quorum shall be when at least two shareholders are present – themselves or by their proxies – who hold together - themselves or by their proxies - at least fifty percent (50%) of the voting rights of the Company.

9.11.	If no legal quorum is present within half an hour from the time scheduled for convening a meeting, the meeting will be adjourned to the following week on the same day, at the same time and at the same place. If a legal quorum was also not present at the adjourned meeting a half an hour after the time scheduled for it - the members present will be considered a legal quorum.

9.12.	The Chairman of the Board of Directors will serve as the Chairman of the General Meeting as set forth in these Articles of Association or another person appointed by the Board of Directors for this purpose.

9.13.	In the absence of such Chairman, or a Chairman who attended the meeting and refused to chair it, or who did not attend the meeting within a quarter of an hour after the time scheduled for it, the members present at the meeting shall elect a Chairman from among them.

9.14.	The Chairman may, with the consent of the meeting which has a legal quorum, adjourn it to another time or place, and he must do so at the request of the meeting. The only matters that will be discussed at the adjourned meeting are matters whose discussion did not end at the meeting at which the adjournment was decided. There is no need to give notice of the adjournment and the matters on the agenda of the adjourned meeting. However, if the meeting was adjourned for ten days or more, notice of the meeting shall be given in the manner it is given for summoning an original meeting.

9.15.	The Chairman of the meeting shall not have an additional or casting vote.

9.16.	A resolution to be voted on at a General Meeting shall be decided by a count of votes. A resolution of the General Meeting shall be decided by a majority of more than half of the votes of the shareholders present and entitled to vote voting themselves or by their proxy. A resolution to be put to a vote at the General Meeting, for which the same number of votes were cast for it and against it - shall not be adopted.

9.17.	Any written resolution signed by all the shareholders of the Company, who may receive notices of the General Meetings and vote in them, shall be deemed, for all intents and purposes, as a resolution adopted at the ordinary General Meeting or special meeting, as applicable, even without notices being sent for the meeting and without a meeting of the shareholders of the Company being held and convened, except in cases where a meeting of shareholders is required by law.

9.18.	The Company may hold the General Meetings through any means of communication provided that all the participating shareholders can hear each other simultaneously.

9.19.	The Company will prepare minutes of the proceedings at the General Meeting and keep them in its registered office for a period of 7 years from the date of the meeting. The register of minutes will be open for review of the Company’s shareholders and a copy of it will be sent to any shareholder who so requests

9.20.	Every shareholder in the Company has the right to review any document set forth in section 184 of the Law and, any additional document which the Company’s Board of Directors has decided that it is open for review by the Company’s shareholders.

10.	Voting of the Shareholders

10.1.	When counting votes, each shareholder shall have one vote for each share he holds, and he may vote by himself or by proxy. A member shall be entitled to vote one way for some of his shares and in another way and for his other shares.

10.2.	A shareholder who is mentally handicapped or who has been declared incompetent by a court of law may vote by a guardian or other person appointed by the court, and he may vote by proxy vote.

10.3.	A shareholder is not entitled to vote at a General Meeting, unless he has paid all the payment demands and the other amounts due from him at that time for all of his shares in the Company.

10.4.	If a shareholder appoints a proxy on his behalf to vote, any action of the proxy shall be deemed to be an action of the appointing shareholder. The document for the appointment of a proxy to vote shall be in writing signed by the appointing party or by his authorized person lawfully authorized to do so in writing, and if the appointing party is a corporation - with its stamp or the signature of an officer or the authorized party authorized to do so.

10.5.	The document for the appointment of a proxy for voting and the power of attorney or the other letter of authorization by virtue of which the appointment was made, or copies of them certified by a notary or lawyer, shall be deposited in the registered office of the Company at least 48 hours before the time for convening the meeting in which the person whose name is written in the document will vote, and if this is not done the document will not be valid at that meeting.

10.6.	A document for the appointment of a proxy for voting may be in the following form or in another form to be determined by the Board of Directors:

To: ______________________ Ltd. (the “Company”)

I ______________________ from __________________ a shareholder in the Company hereby appoint ______________ from ________________ as proxies for voting on my behalf at the General Meeting (ordinary/ special) of the Company that will be convened on ___/___/___ and at any adjourned meeting after it.

Signed on the ___ day of the month of _________ year __________

Signature: ________________

11.	The Board of Directors

11.1.	The number of directors in a Company shall be not less than one (1) and not more than five (5), unless otherwise decided by the General Meeting. In the event that the Board of Directors consists of only one director, the provisions of these Articles of Association that naturally apply to a Board of Directors with two or more directors, will change accordingly.

11.2.	Appointment of Directors - Mr. Alon Ben-Noon may appoint, replace, or designate, according to his sole decision, up to nine (9) directors in the Company and assign new or existing directors to the classes of directors in accordance with Section 11.4 hereof.

11.3.	Validity of the Appointment - The elected directors will take office from the date of the appointment as stated in section 11.2 above, as applicable, unless a later date is set later in the resolution.

11.4.	The directors shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III. The Board of Directors or Mr. Alon Ben-Noon pursuant to Section 11.2 hereof may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.

(1)	The term of office of the initial Class I directors shall expire at the first annual General Meeting to be held in 2022 and when their successors are elected and qualified;

(2)	The term of office of the initial Class II directors shall expire at the first annual General Meeting following the annual General Meeting referred to in Article 11.4(1) above and when their successors are elected and qualified; and

(3)	The term of office of the initial Class III directors shall expire at the first annual General Meeting following the annual General Meeting referred to in Article 11.4(2) above and when their successors are elected and qualified.

11.5.	At each annual General Meeting, commencing with the annual General Meeting to be held in 2022, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual General Meeting shall be elected to hold office until the third annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated.

11.6.	Substitute Director - A director may from time to time appoint a substitute director for himself, dismiss such substitute director, and appoint another substitute director in place of any substitute director whose office has been vacated for any reason, whether for a specific meeting or on a permanent basis. A director may appoint as a substitute director a person who serves as a director or as a substitute director.

11.7.	Any written resolution, signed by all the directors of the Company at the time of adopting the resolution who are entitled to participate in the discussion and vote on the matter brought to the resolution, shall be valid for any purpose and interest as a decision made at the duly convened board meeting.

12.	Appointment of Officers and other Position Holders in the Company

The general manager (or the CEO), if appointed, shall appoint and dismiss officers in the Company, except for directors and general manager, and he shall determine the terms of their employment, unless otherwise determined by the Board of Directors.

The Board of Directors may decide that additional position holders shall be appointed and dismissed by it, whether in general or in a particular case. In such a case, the Board of Directors will appoint the position holder, define his position and his powers, and determine his salary and the terms of his employment.

13.	Auditor

13.1.	Subject to the provisions of the Law, the General Meeting may appoint an auditor for a period that exceeds one year, as shall be determined by the General Meeting.

13.2.	The Board of Directors shall determine the remuneration of the auditor of the Company for an audit operation and his remuneration for additional services which are not an audit operation, unless otherwise determined by the General Meeting of the Company.

14.	Insurance of Officers

14.1.	The Company may insure its officers to the maximum extent permitted by law. Without derogating from the generality of the aforesaid, the Company may enter into a contract to insure the liability of an officer in the Company due to an obligation imposed on him due to an action he performed in his capacity of being an officer of it, in each of the following:

14.1.1.	A breach of the duty of care towards the Company or towards another person.

14.1.2.	A breach of a fiduciary duty towards the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the action would not harm the good of the Company.

14.1.3.	Payment to a victim of a breach as stated in section 52N (a) (1) (a) of the Securities Law, 5728- 1968.

14.1.4.	Expenses incurred in connection with an administrative proceeding conducted in his case and/or in connection with a financial sanction, including reasonable litigation expenses, including attorney’s fees.

14.1.5.	A financial liability to be imposed on him in favor of another person;

14.1.6.	Any other event for which it is is permitted or will be permitted by law to insure the liability of an officer.

15.	Exemption, Indemnity and Insurance – General

15.1.	The above provisions regarding exemption, indemnity and insurance do not intend, and will not limit the Company in any way in entering into a contract with respect to exemption, insurance or indemnification of the following:

15.1.1.	Whoever is not an officer in the Company, including employees, contractors or consultants of the Company, who are not officers of the Company;

15.1.2.	Officers in other companies. The Company will be entitled to enter into a contract for the exemption, indemnification and insurance of officers in companies under its control, related companies or other companies in which it has any stake, to the maximum extent permitted according to any law, and the above provisions regarding exemption, indemnification and insurance of officers shall apply to this matter, mutatis mutandis.

15.2.	It will be clarified that in this chapter, an undertaking in relation to the exemption, indemnification and insurance as mentioned for an officer may be valid even after the officer ceases to hold office in the Company.

16.	Amending the Articles of Association

Notwithstanding the provisions everywhere else in these Articles of Association, any change or amendment of these Articles of Association will be accepted and approved in the General Meeting of the Company by a simple majority of more than 50% of all the shareholders of the Company.

17.	Delivering Notices

A notice of the Company to its shareholders can be delivered either to the member personally, either by delivery to him by registered mail according to his address, or by sending it by fax or email with confirmation of delivery and if he has no address in Israel, according to the address in Israel that he gave to the Company for sending notices to him.

The Company may deliver notice to partners of a share by delivering it to the partner whose name was first mentioned in the register regarding that share.

To those entitled to a share due to the death or bankruptcy of a shareholder, the Company will send a notice by registered mail made out according to their name or as the administrators of the deceased’s estate or as trustees of the bankrupt person etc., according to the address in Israel given by those claiming such right, and if they have not yet given such address, in the manner that it would have been possible to deliver the notice had the shareholder not died or gone bankrupt.